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                         WESTINGHOUSE ELECTRIC CORPORATION

                         COMPUTATION OF PER SHARE EARNINGS

EXHIBIT (11)                                          YEAR ENDED DECEMBER 31
                                                 ------------------------------
                                                 1995         1994         1993
                                                 ----         ----         ----
EQUIVALENT SHARES:
 Average shares outstanding.................  369,612,697  354,580,674  349,416,570

 Additional shares due to:
  Stock options.............................    4,525,244    3,964,508    3,485,100
  Series C Preferred Shares.................   36,000,000   25,191,067           --
                                              -----------  -----------  -----------
 Total equivalent shares - primary..........  410,137,941  383,736,249  352,901,670
 Additional Series B shares under
   "if converted" assumption................   22,770,000           --           --
 Other potentially issuable shares..........      283,014       53,498    2,456,640
                                              -----------  -----------  -----------
 Total equivalent shares-fully diluted......  433,190,955  383,789,747  355,358,310
                                              ===========  ===========  ===========

ADJUSTED EARNINGS (IN MILLIONS):

 Loss from Continuing Operations............     $    (44)    $    (13)    $   (246)
 Less: Series B preferred stock dividends...           34           50           50
                                              -----------  -----------  -----------

 Adjusted loss from
   Continuing Operations....................          (78)         (63)        (296)
                                              -----------  -----------  -----------
 Income (loss) from
   Discontinued Operations..................           59           90          (24)
                                              -----------  -----------  -----------
 Cumulative effect of change in
   accounting principle.....................           --           --          (56)
                                              -----------  -----------  -----------
 Adjusted net income (loss)
   for primary earnings per share...........     $    (19)    $     27     $   (376)
                                              ===========  ===========  ===========
PRIMARY EARNINGS (LOSS) PER SHARE
 From Continuing Operations.................     $  (0.19)    $  (0.16)    $  (0.84)
 From Discontinued Operations...............         0.14         0.23        (0.07)
 Cumulative effect of change in
   accounting principle.....................           --           --        (0.16)
                                              -----------  -----------  -----------
 Primary earnings (loss) per share (a)......     $  (0.05)    $   0.07     $  (1.07)
                                              ===========  ===========  ===========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
 From Continuing Operations.................     $  (0.10)    $  (0.16)    $  (0.84)
 From Discontinued Operations...............         0.13         0.23        (0.07)
 Cumulative effect of change in
   accounting principle.....................           --           --        (0.16)
                                              -----------  -----------  -----------
 Fully diluted earnings (loss)
   per share (a)............................     $   0.03     $   0.07     $  (1.07)
                                              ===========  ===========  ===========

(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 15 to the financial statements included in Part II, Item 8 of this report.